                                                                    EXHIBIT 99.1


                 HCC COMMENTS ON WORLD TRADE CENTER TRAGEDY AND
                ANTICIPATED IMPACT ON ITS THIRD QUARTER RESULTS


HOUSTON (September 13, 2001) . . . Stephen L. Way, Chairman and Chief Executive Officer of HCC INSURANCE HOLDINGS, INC. (NYSE symbol: HCC) in commenting on Tuesday's disaster, said "Most importantly, let me state that all of us at HCC send our thoughts and prayers to all the families affected by this unparalleled tragedy. We will be contributing $100,000 to the families of policemen and firefighters killed in the line of duty and encourage our peers to follow our lead. These men and women showed courage and resolve in performing their duties without regard to their own safety. It is comforting to know that such brave public servants are out there in time of need."

Mr. Way continued, "We have had many calls from investors, analysts and the news media for our comments on the insurance aspects of this disaster and in particular, the expected effect on HCC. While we are still considering many of the potential implications of this tragedy on the insurance industry, we can provide a preliminary response as follows:"

HCC has no involvement in the insurance coverage of either American or United Airlines. HCC does have a small participation in the World Trade Center property insurance coverage and some of the surrounding buildings. In addition, we anticipate some claims from our Medical Stop-Loss business in the New York City area. We also have some exposure from our Accident & Health and Workers Compensation reinsurance account.

Although it is still too early to provide specific estimates, we anticipate that our net loss will be confined to an amount less than our third quarter earnings. Obviously, this loss will have no impact on the Company's capital or the strength of our insurance operations and will not impair our ability to continue to expand our business in a rising market.

HCC is one of the largest specialty insurance groups in the United States and consists of insurance company, underwriting agency and intermediary operations. HCC has assets of $2.9 billion and its shares are traded on the NYSE (symbol:
HCC) with a market capitalization of approximately $1.5 billion. HCC is rated AA (Very Strong) by Standard & Poor's and A+ (Superior) by A. M. Best Company.

For more information, visit our website at www.hcch.com.

Contact: L. Byron Way, Vice President at
         HCC Insurance Holdings, Inc. (713) 690-7300

Forward-looking statements contained in this press release are made under "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission.

                                    * * * * *


                                       3